                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      PAGE
                                                              --------------------
VIATEL, INC. AND SUBSIDIARIES

Independent Auditors' Report................................                   F-2

Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................                   F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................                   F-4

Consolidated Statements of Comprehensive Loss for the Years
  Ended
  December 31, 1997, 1998 and 1999..........................                   F-5

Consolidated Statements of Stockholders' Equity (Deficiency)
  for the
  Years Ended December 31, 1997, 1998 and 1999..............                   F-6

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................                   F-7

Notes to Consolidated Financial Statements for the Years
  Ended December 31, 1997, 1998 and 1999....................                   F-8

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Viatel, Inc.:

    We have audited the accompanying consolidated balance sheets of Viatel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended
December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Viatel, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 1, 2000

                         VIATEL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1999

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 1998         1999
                                                              ----------   ----------
                           ASSETS

Current Assets:
  Cash and cash equivalents.................................  $  329,511   $  373,044
  Restricted cash equivalents...............................      10,310        9,632
  Restricted marketable securities..........................      50,870      125,581
  Marketable securities.....................................     171,771           --
  Trade accounts receivable, net of allowance for doubtful
    accounts of $4,722 and $10,034, respectively............      28,517      115,103
  VAT receivables, net......................................      12,561       37,867
  Prepaid expenses and other current assets.................       3,260       16,789
                                                              ----------   ----------
    Total current assets....................................     606,800      678,016

Restricted marketable securities, non-current...............      83,343       62,547
Property and equipment, net.................................     267,316      884,328
Cash securing letters of credit for network construction....          --       50,165
Intangible assets, net......................................      45,908    1,011,659
Other assets................................................       5,744       17,382
                                                              ----------   ----------
  Total assets..............................................  $1,009,111   $2,704,097
                                                              ==========   ==========
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
  Accrued telecommunications costs..........................  $   26,518   $   77,333
  Accounts payable and other accrued expenses...............      23,656      156,218
  Property and equipment purchases payable..................      97,288       87,810
  Accrued interest..........................................      12,240       37,545
  Liability under joint construction agreement..............       9,523        4,918
  Current installments of notes payable.....................       3,199       24,997
  Current installments of obligations under capital
    leases..................................................       5,719       10,337
                                                              ----------   ----------
    Total current liabilities...............................     178,143      399,158
                                                              ----------   ----------
Long-term liabilities:
  Long-term debt, excluding current installments............     896,503    1,680,885
  Notes payable and obligations under capital leases,
    excluding current installments..........................      24,636       86,663
                                                              ----------   ----------
    Total long-term liabilities.............................     921,139    1,767,548
                                                              ----------   ----------
Series A Redeemable Convertible Preferred Stock, $.01 par
  value; Authorized 718,042 Shares; issued and outstanding
  461,258 shares and none, respectively.....................      47,121       --
                                                              ----------   ----------
Commitments and contingencies
Stockholders' equity (deficiency):
  Preferred Stock, $.01 par value. Authorized 1,281,958
    shares, no shares issued and outstanding................      --           --
  Common Stock, $.01 par value. Authorized 150,000,000
    shares; issued and outstanding 23,184,465 and 47,093,361
    shares, respectively....................................         232          471
  Additional paid-in capital................................     128,357    1,066,964
  Unearned compensation.....................................      --           (5,768)
  Accumulated other comprehensive loss......................      (6,246)     (45,464)
  Accumulated deficit.......................................    (259,635)    (478,812)
                                                              ----------   ----------
    Total stockholders' equity (deficiency).................    (137,292)     537,391
                                                              ----------   ----------
    Total liabilities and stockholders' equity
      (deficiency)..........................................  $1,009,111   $2,704,097
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Revenue:
  Communication services revenue............................  $ 73,018   $ 131,938   $ 248,600
  Capacity sales............................................        --       3,250      84,501
                                                              --------   ---------   ---------
    Total revenue...........................................    73,018     135,188     333,101
                                                              --------   ---------   ---------
Operating expenses:
  Cost of services and sales................................    63,504     122,109     250,574
  Selling, general and administrative.......................    36,077      44,893     100,559
  Depreciation and amortization.............................     7,717      16,268      75,911
  Restructuring and impairment..............................        --          --      13,206
                                                              --------   ---------   ---------
    Total operating expenses................................   107,298     183,270     440,250
                                                              --------   ---------   ---------
Other income (expense):
  Interest income...........................................     3,686      28,259      26,722
  Interest expense..........................................   (12,450)    (79,177)   (137,409)
                                                              --------   ---------   ---------
Loss before extraordinary loss..............................   (43,044)    (99,000)   (217,836)
  Extraordinary loss on debt prepayment.....................        --     (28,304)         --
                                                              --------   ---------   ---------
Net loss....................................................   (43,044)   (127,304)   (217,836)
  Dividends on redeemable convertible preferred stock.......        --      (3,301)     (1,341)
                                                              --------   ---------   ---------
Net loss attributable to common stockholders................  $(43,044)  $(130,605)  $(219,177)
                                                              ========   =========   =========
Loss per common share, basic and diluted:
    Before extraordinary item...............................  $  (1.90)  $   (4.44)  $   (7.43)
    From extraordinary item.................................  $     --   $   (1.23)  $      --
                                                              --------   ---------   ---------
    Net loss per common share attributable to common
      stockholders..........................................  $  (1.90)  $   (5.67)  $   (7.43)
                                                              ========   =========   =========
  Weighted average common shares outstanding,
    basic and diluted.......................................    22,620      23,054      29,518
                                                              ========   =========   =========

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                 (IN THOUSANDS)

                                                                1997       1998        1999
                                                              --------   ---------   ---------
Net loss....................................................  $(43,044)  $(127,304)  $(217,836)
  Foreign currency translation adjustments..................    (4,494)       (890)    (39,218)
                                                              --------   ---------   ---------
Comprehensive loss..........................................  $(47,538)  $(128,194)  $(257,054)
                                                              ========   =========   =========

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                      NUMBER OF                                            ACCUMULATED
                                        COMMON                ADDITIONAL                      OTHER
                                        STOCK       COMMON     PAID-IN       UNEARNED     COMPREHENSIVE   ACCUMULATED
                                        SHARES      STOCK      CAPITAL     COMPENSATION       LOSS          DEFICIT       TOTAL
                                      ----------   --------   ----------   ------------   -------------   -----------   ---------
BALANCE AT JANUARY 1, 1997..........  22,513,226     $225     $  125,236     $  (130)       $   (862)      $ (85,986)   $  38,483
Stock options exercised.............     122,041        1            425      --              --              --              426
Earned compensation.................      --         --           --              65          --              --               65
Foreign currency translation
  adjustment........................      --         --           --          --              (4,494)         --           (4,494)
Net loss............................      --         --           --          --              --             (43,044)     (43,044)
                                      ----------     ----     ----------     -------        --------       ---------    ---------
BALANCE AT DECEMBER 31, 1997........  22,635,267      226        125,661         (65)         (5,356)       (129,030)      (8,564)
Stock options exercised.............     174,198        2            945      --              --              --              947
Issuance costs of Series A
  Redeemable Convertible Preferred
  Stock.............................      --         --           (1,620)     --              --              --           (1,620)
Issuance of common stock related to
  business purchase.................     375,000        4          3,371      --              --              --            3,375
Earned compensation.................      --         --           --              65          --              --               65
Foreign currency translation
  adjustment........................      --         --           --          --                (890)         --             (890)
Dividends on Series A Redeemable
  Convertible Preferred Stock.......      --         --           --          --              --              (3,301)      (3,301)
Net loss............................      --         --           --          --              --            (127,304)    (127,304)
                                      ----------     ----     ----------     -------        --------       ---------    ---------
BALANCE AT DECEMBER 31, 1998........  23,184,465      232        128,357      --              (6,246)       (259,635)    (137,292)
Conversion of Series A Redeemable
  Convertible Preferred Stock.......   3,671,316       37         48,425          --              --              --       48,462
Conversion of subordinated debt.....     943,916        9         12,320          --              --              --       12,329
Stock options exercised.............     436,344        4          2,850          --              --              --        2,854
Issuance of common stock for
  acquisition.......................  14,299,969      143        560,559          --              --              --      560,702
Options and warrants issued for
  acquisition.......................          --       --        111,573          --              --              --      111,573
Restricted shares issued............     152,351        2          6,550      (6,552)             --              --           --
Earned compensation.................          --       --             --         784              --              --          784
Issuance of common stock for
  services..........................      90,000        1          4,499          --              --              --        4,500
Common stock offering...............   4,315,000       43        191,831          --              --              --      191,874
Foreign currency translation
  adjustment........................          --       --             --          --         (39,218)             --      (39,218)
Dividends on Series A Redeemable
  Convertible Preferred Stock.......          --       --             --          --              --          (1,341)      (1,341)
Net loss............................          --       --             --          --              --        (217,836)    (217,836)
                                      ----------     ----     ----------     -------        --------       ---------    ---------
BALANCE AT DECEMBER 31, 1999........  47,093,361     $471     $1,066,964     $(5,768)       $(45,464)      $(478,812)   $ 537,391
                                      ==========     ====     ==========     =======        ========       =========    =========

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Cash flows from operating activities:
  Net loss..................................................  $ (43,044)  $(127,304)  $(217,836)
  Adjustments to reconcile net loss to net cash used in
      operating
      activities:
    Depreciation and amortization...........................      7,717      16,268      75,911
    Accreted interest expense on long term debt.............     12,479      35,417      38,047
    Provision for losses on accounts receivable.............      2,733       4,225      11,511
    Asset impairments.......................................         --          --       9,098
    Restructuring accrual...................................         --          --       3,905
    Extraordinary loss on debt prepayment...................         --      28,304          --
    Earned stock compensation...............................         65          65         784
  Changes in operating assets and liabilities, net of effect of
      acquisitions:
    Increase in accounts receivable and accrued interest....     (6,221)    (20,302)    (27,292)
    Increase in notes receivable............................         --          --      (7,862)
    Increase in accrued interest expense on Senior Notes....         --      11,969      15,715
    Increase in prepaid expenses and other receivables......     (3,482)     (8,291)    (36,071)
    Increase in other assets and intangible assets..........     (1,022)    (12,625)     (1,303)
    Increase in accrued telecommunications costs, accounts
      payable, and other accrued expenses...................      8,250      11,956         568
                                                              ---------   ---------   ---------
      Net cash used in operating activities.................    (22,525)    (60,318)   (134,825)
                                                              ---------   ---------   ---------
  Cash flows from investing activities:
    Capital expenditures....................................    (34,190)    (94,674)   (527,327)
    Cash paid for acquisitions, net of cash acquired........         --      (5,000)     39,998
    Purchase of marketable securities.......................    (49,098)   (310,625)   (217,519)
    Proceeds from maturity of marketable securities.........     40,124      60,307     349,042
    Cash securing letters of credit for network
      construction..........................................         --          --     (50,165)
                                                              ---------   ---------   ---------
      Net cash used in investing activities.................    (43,164)   (349,992)   (405,971)
                                                              ---------   ---------   ---------
  Cash flows from financing activities:
    Proceeds from issuance of senior notes,
      senior discount notes and convertible debentures......         --     845,752     425,635
    Proceeds from issuance of subordinated
      convertible preferred stock...........................         --      42,198          --
    Repayment of senior discount notes......................         --    (119,282)         --
    Deferred financing costs................................         --     (31,547)    (22,166)
    Proceeds from exercise of stock options.................        426         947       2,854
    Proceeds from common stock offering.....................         --          --     191,874
    Borrowings on notes payable.............................     11,121          --          --
    Payments under capital leases...........................       (525)     (5,480)     (4,322)
    Repayment of notes payable and bank credit line.........       (336)     (3,553)     (4,484)
    Borrowings under bank credit line.......................        600          --          --
                                                              ---------   ---------   ---------
      Net cash provided by financing activities.............     11,286     729,035     589,391
                                                              ---------   ---------   ---------
Effects of exchange rate changes on cash....................       (297)         --      (5,740)
                                                              ---------   ---------   ---------
Net (decrease) increase in cash and cash equivalents........    (54,700)    318,725      42,855
Cash and cash equivalents at beginning of year..............     75,796      21,096     339,821
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $  21,096   $ 339,821   $ 382,676
                                                              =========   =========   =========

          See accompanying notes to consolidated financial statements.

                         VIATEL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    Viatel, Inc. and subsidiaries (collectively, the "Company") is a provider of ALL DISTANCE communication services to individuals, corporations, internet service providers and other communications carriers in Europe and North America. The Company is a licensed provider of telecommunications services in ten European countries and the United States. The Company owns and operates international telecommunications networks and is also the owner, operator and builder of a Western European fiber optic network.

    (B) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries from their respective dates of acquisition. All significant inter-company balances and transactions have been eliminated in consolidation.

    (C) CASH AND CASH EQUIVALENTS

    The Company's policy is to maintain its uninvested cash at minimum levels. Unrestricted cash equivalents include highly liquid debt instruments purchased with an original maturity of three months or less.

    (D) REVENUE AND COST OF SERVICES AND SALES

    The Company records communication services revenue as earned at the time services are provided. The related cost of communication services is reported in the same period.

    Revenue from capacity sales mainly represents indefeasible-rights-of-use ("IRUs") for portions of the network that qualify for sales-type lease accounting. Transactions that do not meet the criteria for sales-type lease accounting are accounted for as operating leases and revenue is recognized over the term of the lease.

    Cost of capacity in any period is determined based upon the ratio of total capacity sold and total anticipated capacity to be utilized multiplied by the related total costs of the relevant portion of the Company's network.

    In June 1999, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" ("FIN 43") which is applicable for all contracts entered into after June 30, 1999. FIN 43 requires that a lease of property improvements or integral equipment include a provision allowing title to transfer to the lessee in order for that lease to be accounted for as a sales-type lease.

    The Company recognizes revenue in accordance with FIN 43 and the Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". However, accounting practices and guidance for sales of IRUs is evolving. Standard setting bodies are currently reviewing a number of issues related to FIN 43 and other related issues will probably be referred to these bodies. Changes in the accounting treatment as a result of the foregoing could affect the way that the Company recognizes revenue and costs associated with these capacity sales in the future.

    (E) PROPERTY AND EQUIPMENT

    Property and equipment consists principally of telecommunications related equipment such as switches, fiber optic cable systems, remote nodes and related computer software and is stated at cost. Assets acquired under capital leases are stated at the present value of the future minimum lease payments. The Company also capitalizes certain software development costs for internal use. Maintenance and repairs are expensed as incurred.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or useful life of the improvement, whichever is shorter. The estimated useful lives are as follows:

Communications systems......................................  5 to 7 years
Fiber optic cable systems...................................  10 to 20 years
Leasehold improvements......................................  2 to 5 years
Furniture, office and computer equipment and other..........  2 to 5 years

    (F) INTANGIBLE ASSETS

    Deferred financing and registration fees represent costs incurred to issue and register debt and are being amortized over the term of the related debt.

    Costs of licenses issued by governing bodies are being amortized on a straight-line basis over the lesser of 25 years or the term of the license.

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefitted, which is five to seven years.

    Acquired customer base and acquired employee base represent intangible assets associated with acquisitions and are being amortized on a straight-line basis over three to seven years.

    (G) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period it occurs.

    (H) FOREIGN CURRENCY TRANSLATION

    A significant portion of the Company's assets are foreign currency denominated and as such are subject to fluctuations in value due to movements in foreign exchange rates. Foreign currency assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the year. The effects of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as part of the foreign currency translation adjustment in stockholders' equity. Gains and losses from foreign currency transactions are included in selling, general and administrative expenses in the period in which they occur. For the years ending December 31, 1997, 1998 and 1999, the Company experienced no material exchange transaction gains or losses.

    (I) NET LOSS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of securities into common stock.

    Net loss and weighted average shares outstanding used for computing diluted loss per common share were the same as that used for computing basic loss per common share for each of the years ended December 31, 1997, 1998 and 1999.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company had potentially dilutive securities of 1.1 million (consists of stock options), 7.2 million (consists of 2.6 million of stock options;
3.7 million of convertible preferred stock on an "as if" converted basis; and .9 million subordinated convertible debt on an "as if" converted basis) and 6.0 million (consists of 5.7 million of stock options and .3 million of warrants) for the years ended December 31, 1997, 1998 and 1999, respectively. These potentially dilutive securities were not included in the computation of diluted net loss per common share because they were antidilutive for the periods presented.

    (J) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    At December 31, 1998 and 1999, the company's financial instruments included cash, cash equivalents, investments, receivables, accounts payable, accrued interest and borrowings. The fair values, at December 31, 1998 and 1999, of cash and cash equivalents, receivables, accounts payable and accrued interest approximated their carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments and the related carrying costs are as follows (in thousands):

                                          1998                    1999
                                   -------------------   -----------------------
                                   CARRYING     FAIR      CARRYING       FAIR
                                    AMOUNT     VALUE       AMOUNT       VALUE
                                   --------   --------   ----------   ----------
Investments (see Note 2).........  $305,984   $305,984   $  188,128   $  188,128
Borrowings (see Note 8)..........  $896,503   $868,017   $1,680,885   $1,665,462

    Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with high credit standing. The Company does not believe there is any concentration of credit risk on trade receivables as a result of the large and diverse nature of the Company's worldwide customer base.

    During 1998, one customer, LD Exchange.com, accounted for 10.6% of the Company's revenues. No one customer represented more than 10% of the Company's total revenues for 1999 and 1997.

    (K) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    (L) STOCK OPTION PLAN

    The Company accounts for its stock option plans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123 which allows entities to continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method, as defined in SFAS No. 123, had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure required by SFAS No. 123. See Note 13.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (M) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (N) ADDITIONAL ACCOUNTING POLICIES

    Additional accounting policies are incorporated into the notes herein.

    (O) RECLASSIFICATIONS

    Certain reclassifications have been made to the prior years' financial statements to conform to the current year's presentation.

(2) INVESTMENTS IN DEBT SECURITIES

    Management determines the appropriate classification of its investments in debt securities at the time of purchase and classifies them as held to maturity or available for sale. These investments are diversified among high credit quality securities in accordance with the Company's investment policy. Debt securities that the Company has both the intent and ability to hold to maturity are carried at amortized cost. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available-for-sale. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The Company does not invest in securities for trading purposes and as such does not classify any securities as trading.

    The cost of debt securities classified as held to maturity is adjusted for amortization of premiums and accretion of discounts to maturity over the estimated life of the security. Such amortization and accretion are included in interest income. There were no securities classified as available-for-sale as of December 31, 1998 and 1999.

    The following is a summary of the amortized cost, which approximates fair value, of securities held to maturity at December 31 (in thousands):

                                                            1998       1999
                                                          --------   --------
European corporate debt securities......................  $122,299   $     --
U.S. corporate debt securities..........................    49,472         --
                                                          --------   --------
    Total...............................................  $171,771   $     --
                                                          ========   ========

    The following is a summary of the amortized cost, which approximates fair value, of restricted securities held to maturity at December 31 (in thousands):

                                                            1998       1999
                                                          --------   --------
U.S. Treasury obligations...............................  $105,508   $147,586
German government obligations...........................    28,705     40,542
                                                          --------   --------
    Total...............................................  $134,213   $188,128
                                                          ========   ========

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(2) INVESTMENTS IN DEBT SECURITIES (CONTINUED)
    The amortized cost, which approximates fair value, of restricted securities held to maturity at December 31, are shown below (in thousands):

                                                                1998       1999
                                                              --------   --------
Due within one year.........................................  $ 50,870   $125,581
Due after one year through two years........................    54,328     62,547
Due after two years.........................................    29,015         --
                                                              --------   --------
    Total...................................................  $134,213   $188,128
                                                              ========   ========

    There were no changes in the classification of any securities held to maturity or securities available for sale from the time of purchase to the time of maturity or sale. Restricted marketable securities are restricted for use in semi-annual interest payments of certain long term debt and are invested in U.S. and German government securities maturing on a schedule which approximates the required interest payments.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following as of December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Communications systems......................................  $ 96,193   $698,483
Construction in progress....................................   172,630    210,671
Furniture, office and computer equipment and other..........    16,450     25,707
Software....................................................     1,859     13,481
Leasehold improvements......................................     6,651     11,926
                                                              --------   --------
                                                               293,783    960,268
Less accumulated depreciation and amortization..............    26,467     75,940
                                                              --------   --------
                                                              $267,316   $884,328
                                                              ========   ========

    At December 31, 1998 and 1999, construction in progress primarily represents construction of the Western European fiber optic network. For the years ended December 31, 1997, 1998 and 1999, $0.2 million, $3.3 million and $10.1 million, respectively, of interest was capitalized.

(4) INTANGIBLE ASSETS

    Intangible assets consist of the following as of December 31 (in thousands):

                                                                1998        1999
                                                              --------   ----------
Goodwill....................................................  $ 8,744    $  842,555
Acquired customer base and employee base....................    --          130,956
Deferred financing..........................................   31,547        53,714
Licenses, trademarks and servicemarks.......................   10,237         9,495
                                                              -------    ----------
                                                               50,528     1,036,720
Less accumulated amortization...............................    4,620        25,061
                                                              -------    ----------
                                                              $45,908    $1,011,659
                                                              =======    ==========

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(4) INTANGIBLE ASSETS (CONTINUED)
    During 1999, the Company recognized and paid its obligation for contingent consideration for its 1998 acquisition of Flat Rate Communications, Inc. ("Flat Rate") based upon key operating performance targets met during the period ended March 31, 1999. Such contingent consideration has been recorded as goodwill and is being amortized over the remaining useful life.

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consists of the following as of December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Accounts payable............................................  $ 5,566    $ 78,677
Accrued expenses............................................   18,090      77,541
                                                              -------    --------
                                                              $23,656    $156,218
                                                              =======    ========

(6) ACQUISITIONS

    FLAT RATE COMMUNICATIONS, INC.

    On February 27, 1998, the Company acquired Flat Rate Communications, Inc., a long distance telecommunications reseller, for $5.0 million of cash, 375,000 shares of the Company's common stock and a $12.0 million cash contingent payment paid in 1999 based upon key operating performance targets achieved. The Company recorded the acquisition under the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed, based upon the estimated fair values at the date of acquisition. The excess purchase price was approximately $20.4 million and is being amortized on a straight-line basis over its estimated useful life which is five years.

    DESTIA COMMUNICATIONS, INC.
    On August 27, 1999, the Company agreed to acquire Destia Communications, Inc. ("Destia") through a merger of Destia with one of the Company's subsidiaries. On December 8, 1999, the Company completed the merger and Destia became a wholly-owned subsidiary of the Company. Destia is a facilities-based provider of domestic and international long distance telecommunications services in Europe and North America. Its customer base consists of residential customers, commercial customers, ethnic groups and other telecommunications carriers. Destia offers a variety of retail telecommunications services, including international and domestic long distance, Internet access and wireless services.

    Holders of Destia common stock received 0.445 shares (the exchange ratio) of the Company's common stock for each share of Destia common stock. In connection with the acquisition, the Company issued 14,299,969 shares of its common stock valued at $39.21 per share (total value of $560.7 million). Each outstanding option and warrant to acquire shares of Destia common stock was converted into an option or warrant to acquire shares of the Company on the basis of the exchange ratio described above.

    The purchase price for Destia was $901.9 million and was comprised of the issuance of common stock, the fair value of existing Destia options and warrants exchanged, issuance of 11.5% senior notes, the cash portion of the debt exchange offer and transaction costs. The options and warrants have been valued at their fair value using the Black-Scholes option pricing model. The acquisition has been accounted for under the purchase method of accounting. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation has resulted in intangible assets and goodwill of approximately $131.0 million

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(6) ACQUISITIONS (CONTINUED)
and $822.3 million, respectively, which are being amortized on a straight-line basis over their estimated useful lives which are four to seven years and seven years, respectively. In connection with the Company's integration plan, the Company recorded liabilities related to the closing and termination of Destia facilities and lease and other contract costs of $9.6 million and severance related to Destia employees, of $2.2 million. The results of operations of Destia for December 1999 were included in the consolidated financial statements.

    The preliminary allocation of the purchase price is as follows (in thousands):

Current assets..............................................  $ 147,083
Property, equipment and leasehold improvements..............    163,389
Identifiable intangibles....................................    130,956
Other non-current assets....................................     15,982
Accounts payable and accrued expenses.......................   (139,153)
Debt........................................................   (238,629)
                                                              ---------
Fair value of net assets acquired...........................     79,628
Purchase price..............................................    901,898
                                                              ---------
Goodwill....................................................  $ 822,270
                                                              =========

    The following unaudited pro forma financial information presents the combined results of operations of Viatel, Destia, and Flat Rate, as if the acquisitions had occurred as of the beginning of 1998 and 1999, after giving effect to certain adjustments, including amortization of goodwill, depreciation expense, and increased interest expense on debt related to the acquisition. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had Viatel, Destia, and Flat Rate constituted a single entity during such periods.

        (in thousands, except per share data)

                                                        YEAR ENDED DECEMBER 31
                                                        -----------------------
                                                           1998         1999
                                                        ----------   ----------
                                                              (UNAUDITED)
    Revenue...........................................  $ 333,225    $ 618,915
    Loss before extraordinary loss....................   (319,942)    (465,032)
    Net loss attributable to common stockholders......   (351,547)    (466,373)
    Net loss per common share attributable to common
      stockholders....................................  $   (9.41)   $  (10.87)

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(7) NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASES

    The Company was obligated under the following debt arrangements primarily in connection with equipment and capacity acquisitions:

        (in thousands)

                                                                        DECEMBER 31, 1999
                                                                 -------------------------------
                                                                 CURRENT    LONG-TERM    TOTAL
                                                                 --------   ---------   --------
        Obligations under capital leases (a)...................  $10,337     $37,164    $ 47,501
        Notes payable (b)......................................   16,954      25,211      42,165
        NTFC note (c)..........................................    8,043      24,288      32,331
                                                                 -------     -------    --------
                                                                 $35,334     $86,663    $121,997
                                                                 =======     =======    ========

                                                                          DECEMBER 31, 1998
                                                                  ----------------------------------
                                                                  CURRENT       LONG-TERM    TOTAL
                                                                  --------      ---------   --------
        Obligations under capital leases (a)....................   $5,719        $20,004    $25,723
        Notes payable (b).......................................    3,199          4,632      7,831
                                                                   ------        -------    -------
                                                                   $8,918        $24,636    $33,554
                                                                   ======        =======    =======

    (a) The Company has various lease agreements for IRUs, buildings housing switch sites, rights of way and other property.

    (b) The Company has assumed the obligations of six notes payable related to the purchase of cable lines and acquisitions entered into by Destia prior to its acquisition by the Company. These notes with an aggregate value of $37.9 million at December 31, 1999 bear interest at rates ranging from 5% to 12% and have final maturity dates from May 2001 to November 2008.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(7) NOTES PAYABLE AND OBLIGATIONS UNDER CAPITAL LEASES (CONTINUED)

    The Company has entered into Loan and Security Agreements pursuant to which the Company had outstanding borrowings of $7.8 million and $4.3 million at December 31, 1998 and 1999, respectively. Under the terms of these agreements, the Company is required to satisfy certain covenants and restrictions. As of December 31, 1999, the Company had received waivers to these convants. Obligations under these Loan and Security Agreements are secured by the grant of a security interest in certain telecommunications equipment as well as a portion of the payment obligations also being secured by letters of credit.

    (c) The Company has assumed the obligations of a credit facility with NTFC previously entered into by Destia prior to its acquisition by the Company. This credit facility provides for borrowings to fund certain equipment acquisition costs and related expenses. The facility provides for an aggregate commitment of NTFC of $49.0 million. Loans under the NTFC facility accrue interest at a rate equal to the 90-day commercial paper rate plus 395 basis points, subject to certain quarterly adjustments depending on financial performance. The loans have final maturity dates from July 2001 to November 2004. All of the equipment purchased with the proceeds of the NTFC note has been pledged to NTFC. The terms of the NTFC facility require the company to maintain certain Debt Service Coverage Ratios, EBITDA (both as defined in the terms of the NTFC facility), and minimum cash balances. A waiver of these covenants was obtained until May 8, 2000. Before May 8, 2000, the Company will be required to either (i) obtain a further waiver or (ii) prepay the outstanding amounts owed at a premium of not more than 102% of the amount outstanding or (iii) negotiate a new facility.

    Maturities of notes payable and obligations under capital lease arrangements over the next five years are as follows (in thousands):

2000......................................................  $ 35,334
2001......................................................    38,472
2002......................................................     9,095
2003......................................................     6,811
2004......................................................     7,092
Thereafter................................................    25,193
                                                            --------
Total.....................................................  $121,997
                                                            ========

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(8) LONG-TERM DEBT AND CONVERTIBLE SECURITIES

    Long-term debt consists of the following as of December 31 (in thousands):

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
11.25% Senior Notes(a)......................................   $400,000    $  400,000
12.50% Senior Discount Notes, less discount of $202,716 and
  $164,393, respectively(a).................................    297,284       335,607
11.50% Senior Notes, less discount of $3,486(a)(c)..........         --       265,986
11.50% Senior Notes(a)......................................         --       200,000
13.50% Senior Notes(b)......................................         --       158,300
11.50% Senior Notes (E150,000)..............................         --       151,027
11.15% Senior Notes (DM178,000) and (E91,010),
  respectively(a)...........................................    106,015        91,633
12.40% Senior Discount Notes (DM134,916) and (E115,552),
  less discount of $54,249 (DM91,084) and $38,011,
  (E37,752), respectively(a)................................     80,355        78,332
10% Subordinated Convertible Debentures (DM21,573)(a).......     12,849            --
                                                               --------    ----------
                                                               $896,503    $1,680,885
                                                               ========    ==========

    (a) On March 19, 1999, the Company completed a high yield offering through which we raised approximately $352.6 million of net proceeds in a combination of senior dollar notes and senior Euro notes due 2009.

    On April 8, 1998, the Company completed an offering of units (the "Units Offering") consisting of senior notes and senior discount notes due 2008 and shares of 10% Series A Redeemable Convertible Preferred Stock due 2010
("Series A Preferred") (see Note 9), $.01 par value per share, of the Company and units consisting of senior notes and senior discount notes due 2008 and subordinated convertible debentures due 2011 (the "Subordinated Debentures") (see Note 9) through which it raised approximately $889.6 million of gross proceeds ($856.6 million of net proceeds). The Company utilized $118.9 million of the proceeds from the Units Offering to retire its 15% Senior Discount Notes due 2005 resulting in an extraordinary loss of $28.3 million. A portion of the proceeds from the senior notes was used to purchase U.S. government and German government securities which were pledged as security for the first six interest payments on the Senior notes due 2008 and four interest payments on the Senior notes due 2009. The amount of restricted securities remaining pledged as security for these notes at December 31, 1999 is $176.7 million. The interest on the senior notes is payable in semi-annual installments. The senior discount notes accrete through April 15, 2003 and interest becomes payable in cash in semi-annual installments thereafter.

    The indentures pursuant to which the notes were issued contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make certain other distributions, enter into transactions with stockholders and affiliates and create liens on its assets. In addition, upon a change of control, the Company is required to make an offer to purchase the senior notes and the senior discount notes at a purchase price equal to 101% of the principal amount, in the case of the senior notes, and 101% of the accreted value of the notes, in the case of the senior discount notes.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(8) LONG-TERM DEBT AND CONVERTIBLE SECURITIES (CONTINUED)
    (b) In conjunction with the Destia acquisition, the Company assumed Destia's 13.5% 1997 notes which have an aggregate principal value of $150.8 million. The Company determined the fair value of this debt to be $158.3 million and is amortizing the premium over the remaining term. These notes were unsecured obligations of Destia and mature in 2007. A portion of the proceeds from the senior notes due 2007 was used by Destia to purchase U.S. government securities and cash equivalents which were pledged as security for the first six interest payments on such notes. The amount of restricted securities and cash equivalents remaining pledged as security for these notes at December 31, 1999 is $21.1 million.

    The indentures pursuant to which the Destia 13.5% notes were issued contain substantially similar covenants to the ones the Company has on its senior notes, which among other things limit the ability of the Company to incur additional indebtedness, pay dividends or make certain other distributions, enter into transactions with stockholders and affiliates and create liens on its assets. In addition, as a result of our acquisition of Destia, the Company was required to offer to repurchase the notes at a purchase price equal to 101% of the outstanding principal amount, together with accrued and unpaid interest. The Company launched this required offer to purchase on December 22, 1999. In connection therewith, the Company repurchased an aggregate amount of $.6 million.

    (c) In connection with the Destia acquisition, the holders of all of Destia's 11% senior discount notes due 2008 ($213.3 million in accreted principal amount) exchanged their Destia notes and all accreted but unpaid interest on these notes through the date of the acquisition for $205.8 million in aggregate principal amount at maturity of 11.5% senior notes due 2009 from the Company. In connection with the exchange offer, the Company also completed a private placement of $63.7 million in gross principal amount of its 11.5% senior dollar notes. A portion of the proceeds from the private placement was used to purchase U.S. government securities which were pledged as security for the first three interest payments.

(9) STOCKHOLDERS' EQUITY (DEFICIENCY)

    At the Company's 1999 Annual Meeting of Stockholders, the stockholders approved an increase in the Company's capital stock from 52 million to 152 million. This increase reflected an increase in the available shares of common stock from 50 million to 150 million.

    On May 13, 1999, the conditions for mandatory conversion were met for both the Series A Preferred and the Subordinated Debentures. The conversion rates for the Series A Preferred and Subordinated Debentures were $13.20 and DM24.473, respectively, at the then applicable exchange rates. Accordingly, the Company issued 4,615,232 shares of its common stock and paid cash for any fractional shares due upon conversion.

    On June 1, 1999 the Company granted certain members of senior management a total of 152,351 shares of its common stock subject to certain restrictions ("restricted shares"). Such shares have been valued at approximately
$6.6 million which was based on the closing market price of the Company's common stock on the date of issue. The $6.6 million has been recorded as unearned compensation in the consolidated statement of stockholder's equity (deficit) and is being amortized as earned over the restricted period. Until the restrictions lapse (which is 5 years from grant date), the restricted shares are not deemed to vest other than that restricted shares do give an immediate right to normal common stock voting rights. As of December 31, 1999 none of the restricted shares issued in 1999 had satisfied the necessary conditions for the restrictions to lapse.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(9) STOCKHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)
    On June 29, 1999, the Company completed an offering of 4,315,000 shares of its common stock at $47.00 per share. The net proceeds of the offering were approximately $191.9 million and are being used primarily to fund the further development of the Company's network as well as for working capital and general corporate purposes.

    As detailed in Note 13 below, the Company has in place a Stock Incentive Plan which grants options to its employees. During 1999 and 1998 a total of 436,344 and 174,198, respectively, shares of common stock of the Company were issued as a result of such options being exercised at an average exercise price of $6.68 and $5.44 per share, respectively.

    On December 16, 1999, the Company issued 90,000 shares of its common stock, valued at $4.5 million to a contractor as part of its consideration for construction work being performed on the Company's network. Such shares have been valued based upon the closing market price on the date of issue.

(10) INCOME TAXES

    The statutory Federal tax rate for the years ended December 31, 1997, 1998 and 1999 was 35%. The effective tax rate was zero for the years ended December 31, 1997, 1998 and 1999 due to the Company incurring net operating losses for which no tax benefit was recorded.

    For Federal and foreign income tax purposes, the Company has unused net operating loss carryforwards of approximately $577.2 million expiring in 2007 through 2019. This amount includes acquired net operating loss carryforwards of approximately $228.7 million from the Company's acquisition of Destia. The availability of the net operating loss carryforwards to offset income in future years is restricted as a result of the Company's issuance of its Common Stock and may be further restricted as a result of future sales of Company stock and other events. In addition, the availability of the net operating loss carryforwards acquired from Destia will be limited due to Destia's change in ownership.

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets are as follows as of December 31 (in thousands):

                                                           1998       1999
                                                         --------   ---------
Accounts receivable principally due to
  allowance for doubtful accounts......................  $  1,506   $   3,198
Restructuring Reserve..................................        --       2,796
OID Interest not deductible in current period..........    11,125      27,826
Federal net operating loss carryforwards...............    68,579     142,611
Foreign net operating loss carryforwards...............     7,989      59,399
Fixed Assets...........................................        --       5,797
                                                         --------   ---------
      Total gross deferred tax assets..................    89,199     241,627
Customer base..........................................        --     (42,673)
Workforce..............................................        --      (3,162)
                                                         --------   ---------
      Total gross deferred tax liabilities.............        --     (45,835)
Total deferred tax assets..............................    89,199     195,792
Less valuation allowance...............................   (89,199)   (195,792)
                                                         --------   ---------
      Net deferred tax assets..........................  $  --      $  --
                                                         ========   =========

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(10) INCOME TAXES (CONTINUED)
    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. During 1998 and 1999, the valuation allowance increased by $44.6 million and $106.6 million, respectively.

(11) SEGMENT AND GEOGRAPHIC DATA

    While the Company's chief decision maker monitors the revenue streams of the various products and geographic locations, operations are managed and financial performance is evaluated based on the delivery of multiple, integrated services to customers over a single network. As a result, there are many shared expenses generated by the various revenue streams and management believes that any allocation of the expenses incurred to multiple revenue streams or geographic locations would be impractical and arbitrary. Management does not currently make such allocations internally.

    The Company groups its products and services by wholesale, retail and capacity. The information below summarizes revenue by customer type for the years ended December 31 (in thousands):

                                                                1997       1998       1999
                                                              --------   --------   --------
Retail......................................................  $52,621    $ 56,411   $131,769
Wholesale...................................................   20,397      75,527    116,831
Capacity....................................................       --       3,250     84,501
                                                              -------    --------   --------
  Consolidated..............................................  $73,018    $135,188   $333,101
                                                              =======    ========   ========

    The information below summarizes revenue by geographic area for the years ended December 31 (in thousands):

                                                                1997       1998       1999
                                                              --------   --------   --------
Western Europe..............................................  $ 32,647   $ 62,946   $222,589
North America...............................................    15,936     56,172    100,925
Latin America...............................................    16,240     14,653      9,460
Asia/Pacific Rim and other..................................     8,195      1,417        127
                                                              --------   --------   --------
  Consolidated..............................................  $ 73,018   $135,188   $333,101
                                                              ========   ========   ========

    The information below summarizes long-lived assets by geographic area as of December 31 (in thousands):

                                                                1998        1999
                                                              --------   ----------
Western Europe..............................................  $237,443   $  746,107
North America(1)............................................    46,837    1,103,129
Latin America...............................................       289          201
                                                              --------   ----------
  Consolidated..............................................  $284,569   $1,849,437
                                                              ========   ==========

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(11) SEGMENT AND GEOGRAPHIC DATA (CONTINUED)
(1) Included in the long-lived assets as of December 31, 1999 is net goodwill and other identifiable intangibles of approximately $942 million related to the acquisition of Destia.

(12) RESTRUCTURING AND ASSET IMPAIRMENTS

    Restructuring and asset impairments represent charges related to the streamlining of the Company's organizational structure and the strategic repositioning of certain operations, primarily as a result of the merger with Destia. The Company recorded $4.1 million in restructuring charges and $9.1 million in asset impairments in the fourth quarter of 1999. There were no restructuring charges in 1997 and 1998.

    Restructuring charges were composed primarily of anticipated costs to terminate lease and other contract cancellation costs in connection with the company's streamlining activities, as well as severance costs associated with workforce reductions. The Company identified approximately 175 employees who would be separated as a result of actions taken during 1999 to streamline the organizational structure. The charge included cash charges of $2.7 million for lease and other contract cancellation costs, and $1.4 million for severance costs. Asset impairments consist of non-cash charges for asset write-offs related to assets no longer in service at December 31, 1999. At December 31, 1999, the Company had accruals for restructuring of approximately $3.9 million, primarily related to severance and lease and other contract cancellation costs. The Company has also accelerated depreciation on certain assets which are currently in use but will be taken out of service in 2000. The Company anticipates that action required to complete the plan will be completed by December 2000.

(13) STOCK OPTION PLAN

    At the 1999 Annual Meeting of Stockholders, the Company's stockholders approved an amendment to the Stock Incentive Plan that increased the number of shares of common stock available for future issuance thereunder from 3.6 million to 5.3 million shares. The Company had approximately 1.7 million shares available as of December 31, 1999 for future grant.

    The Company has adopted an Amended Stock Incentive Plan (the "Stock Incentive Plan"), the Amended and Restated 1999 Flexible Incentive Plan (the "1999 Flexible Incentive Plan") (previously a Destia plan) and the Amended and Restated 1996 Flexible Incentive Plan (previously a Destia plan) (the "1996 Flexible Incentive Plan," and collectively with the Stock Incentive Plan and the 1999 Flexible Incentive Plan, the "Plans"). Pursuant to the Plans, "non-qualified" stock options to acquire shares of common stock may be granted to employees, directors and consultants of the Company and "incentive" stock options to acquire shares of common stock may be granted to employees, including employee-directors. The Plans also provide for the grant of stock appreciation rights and shares of restricted common stock to the Company's employees, directors and consultants.

    The Plans are currently administered by the Compensation Committee of the Board of Directors of the Company. The Stock Incentive Plan allows for the issuance of up to a maximum of 5,300,000 shares of common stock. The 1999 Flexible Incentive Plan allows for the issuance of up to a maximum of 2,670,000 shares of common stock, provided, however, that no individual may receive awards of more than 445,000 shares of common stock in any calendar year. The 1996 Flexible Incentive Plan allows for the issuance of up to a maximum of 2,447,500 shares of common stock, of which 2,336,250 shares may be in the form of voting stock and 111,250 shares may be in the form of non-voting stock. As a result of the Company's

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(13) STOCK OPTION PLAN (CONTINUED)
acquisition of Destia, virtually all options granted by Destia prior to the merger vested and became exercisable. Any options granted under the 1999 Flexible Incentive Plan and the 1996 Flexible Incentive Plan after the Destia acquisition will be subject to accelerated vesting only as described below. Under the Plans, the option price of any incentive stock option may not be less than the fair market value of a share of common stock on the date on which the option is granted. The option price of a non-qualified stock option may be less than the fair market value on the date the non-qualified stock option is granted if the Company's board so determines. An incentive stock option may not be granted to a "ten percent stockholder" (as that term is defined in Section 422A of the Internal Revenue Code of 1986) unless the exercise price is at least 110.0% of the fair market value of the common stock and the term of the option may not exceed five years from the date of grant. Each option granted pursuant to the Plans is evidenced by a written agreement, which contains the terms, provisions and conditions of the grant. Stock options may not be assigned or transferred during the lifetime of the holder except as may be required by law or pursuant to a qualified domestic relations order. Common stock subject to a restricted stock purchase or bonus agreement is transferable only as provided in that agreement. The maximum term of each stock option granted to persons other than ten percent stockholders is ten years from the date of grant.

    On December 8, 1999, each outstanding option previously granted by Destia to acquire shares of Destia common stock was converted into an option to acquire the Company's common stock. The number of shares that the new option was exercisable for and the exercise price of the new option was adjusted to reflect the 0.445 exchange ratio in the merger (see Note 6 above). Excluding the options related to the Destia acquisition, the per share weighted average fair value of stock options granted during 1997, 1998 and 1999 was $5.99, $6.40 and $14.98, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: (1) a risk free interest rate of 5.0% in 1997 and 1998 and 6.0%in 1999; (2) an expected life of 10 years for 1997 and 1998 and 7 years for 1999; (3) volatility of approximately 52.2% for 1997, 92.7% for 1998 and 50.0% for 1999; and (4) an annual dividend yield of 0% for all years.

    The Company applies the provisions of APB Opinion No. 25 in accounting for its Stock Incentive Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements since the exercise price was equal to or greater than the fair market value at the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                   YEARS ENDED DECEMBER 31,
                                               --------------------------------
                                                 1997       1998        1999
                                               --------   ---------   ---------
Net loss, as reported (in thousands).........  $(43,044)  $(130,605)  $(219,177)
Net loss, pro forma (in thousands)...........   (44,171)   (135,458)   (227,003)
Net loss per common share, as reported.......     (1.90)      (5.67)      (7.43)
Net loss per common share, pro forma.........     (1.95)      (5.88)      (7.69)

    Pro forma net loss reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts because compensation cost is reflected over the options' vesting period of three years and compensation cost for options granted prior to January 1, 1995 is not considered.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(13) STOCK OPTION PLAN (CONTINUED)
    Stock option activity, including activity related to the acquisition of Destia under the Stock Incentive Plan, is shown below:

                                                              WEIGHTED
                                                              AVERAGE      NUMBER OF
                                                              EXERCISE       SHARES
                                                               PRICES    (IN THOUSANDS)
                                                              --------   --------------
Outstanding at January 1, 1997..............................   $ 6.18           970
Granted.....................................................     8.61           428
Forfeited...................................................     6.68          (197)
Expired.....................................................     5.46           (27)
Exercised...................................................     3.49          (122)
                                                               ------        ------
Outstanding at December 31, 1997............................     7.40         1,052
Granted.....................................................     7.19         1,794
Forfeited...................................................     7.14           (64)
Expired.....................................................     5.05           (14)
Exercised...................................................     5.44          (174)
                                                               ------        ------
Outstanding at December 31, 1998............................     7.41         2,594
Granted.....................................................    16.68         3,641
Forfeited...................................................     9.52           (57)
Expired.....................................................     5.85            (1)
Exercised...................................................     6.68          (436)
                                                               ------        ------
Outstanding at December 31, 1999............................   $13.33         5,741
                                                               ======        ======

    The following table summarizes weighted-average option exercise price information:

                                                   OPTIONS OUTSTANDING
                                          -------------------------------------       OPTIONS EXERCISABLE
                                              NUMBER                              ----------------------------
                                          OUTSTANDING AT   WEIGHTED    WEIGHTED        NUMBER         WEIGHTED
                RANGE OF                   DECEMBER 31,     AVERAGE    AVERAGE     EXERCISABLE AT     AVERAGE
                EXERCISE                       1999        REMAINING   EXERCISE   DECEMBER 31, 1999   EXERCISE
                 PRICES                   (IN THOUSANDS)     LIFE       PRICE      (IN THOUSANDS)      PRICE
       --------------------------         --------------   ---------   --------   -----------------   --------
            $ 0.15 - $ 5.00                     433         7 Years     $ 4.38            198          $ 3.66
              5.01 -  10.00                   2,080         4 Years       5.94          1,575            5.89
             10.01 -  15.00                   1,361         4 Years      11.68            897           12.37
             15.01 -  25.00                   1,473         3 Years      21.17          1,087           20.66
             25.01 -  55.00                     394         3 Years      38.55            282           37.40
                                              -----                     ------          -----          ------
                                              5,741                     $13.33          4,039          $13.40
                                              =====                     ======          =====          ======

    The exercise price of all options approximates the fair market value of the Common Stock on the date of grant.

(14) STOCKHOLDER RIGHTS PLAN

    Effective December 6, 1999, the Company adopted a Stockholder Rights Plan (the "Rights Plan"). Under the Rights Plan, each stockholder of record on December 24, 1999, received one preferred share

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(14) STOCKHOLDER RIGHTS PLAN (CONTINUED) purchase right (a "Right") for each outstanding share of common stock. Each share of common stock issued after the distribution is accompanied by a Right.

    When a right becomes exercisable it entitles the holder to buy one two-hundred thousandth of a share of a new series of preferred stock for $210. The Rights are subject to adjustment upon the occurrence of certain dilutive events. The Rights will become exercisable only when a person or group becomes the beneficial owner of 15% or more of the outstanding shares of common stock or 10 days after a person or group announces a tender offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock. No certificates representing the Rights will be issued unless the Rights become exercisable.

    Under certain circumstances, holders of Rights, except a person or group described above, and certain related parties, will be entitled to purchase shares of common stock at 50% of the price at which the common stock traded prior to the acquisition or announcement. In addition, if the Company is acquired after the Rights become exercisable, the Rights will entitle those holders to buy the acquiring company's shares at a similar discount.

    The Company is entitled to redeem the Rights for one cent per Right under certain circumstances. If not redeemed, the Rights will expire on December 5, 2009. The preferred stock issuable upon exercise of Rights consists of Series A Junior Participating Preferred Stock of the Company.

(15) LETTER OF CREDIT

    The Company has a revolving line of credit agreement which provides for secured borrowings of up to $25.0 million, as amended. At December 31, 1998 and 1999, the Company had no borrowings under this line of credit. At December 31, 1998 and 1999, standby letters of credit of approximately $3.3 million and $15.4 million, respectively, have been issued under this line of credit agreement.

    In connection with the Company's joint construction of the civil works associated with a national communications network being constructed in Germany during 1999, the Company was required to obtain a letter of credit of approximately $112.8 million (DM219.1 million) in support of its obligation. At December 31, 1999, the total amount outstanding relating to this letter of credit was approximately $50.2 million (DM97.4 million) and was collateralized by cash deposits.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(16) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                     1997       1998       1999
                                                   --------   --------   --------
                                                           (IN THOUSANDS)
Cash used in operating activities included:
Interest paid....................................   $  134    $31,560    $ 82,363
Noncash investing and financing activities
  included:
  Assets acquired under capital lease
    obligations..................................    1,122     30,359      18,335
  Common stock issued for network construction...       --         --       4,500
  Conversion of preferred stock and convertible
    debentures...................................       --         --      60,791
  Common stock issued for acquisitions...........       --      3,375     560,702
  Value of options and warrants exchanged for
    options and warrants of Destia...............       --         --     111,573
  Exchange of senior debt........................       --         --     205,790

(17) COMMITMENTS AND CONTINGENCIES

    (A) LEASES

    At December 31, 1999, the Company was committed under non-cancelable operating and capital leases for the rental of office space, network locations and communication systems.

    The Company's future minimum capital and operating lease payments are as follows (in thousands):

                                                           CAPITAL    OPERATING
                                                           --------   ---------
2000.....................................................  $ 13,780    $10,940
2001.....................................................    12,439     10,285
2002.....................................................     3,645      9,609
2003.....................................................     2,936      8,050
2004.....................................................     2,932      7,308
Thereafter...............................................    56,201     31,781
                                                           --------    -------
      Total minimum lease payments.......................    91,933    $77,973
                                                                       =======
Less amounts representing interest.......................   (44,432)
                                                           --------
                                                           $ 47,501
                                                           ========

    Total rent expense amounted to $1.3 million, $1.8 million and $6.1 million for the years ended December 31, 1997, 1998 and 1999, respectively.

    (B) PURCHASE COMMITMENTS

    The Company continues to build its advanced broadband network that will link 40 major cities in Western Europe and is continually upgrading and expanding its network and its switching facilities. In connection therewith, the Company has entered into purchase commitments to spend approximately $147.9 million.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    (C) LITIGATION

    From time to time, the Company is subject to litigation in the normal course of business. The Company believes that any adverse outcome from litigation would not have a material adverse effect on its financial position or results of operations.

    (D) 401(K) PLAN

    The Company established a 401(k) Plan on January 1, 1996 that is available to all employees for enrollment on the first day of the quarter following 90 days of service. Employees may contribute up to 15 percent of their salary. At the discretion of management, the Company can make matching contributions to the 401(k) Plan up to 6% of the employees' salary. The Company contributed
$.2 million and $.4 million for 1998 and 1999, respectively.

(18) REGULATORY MATTERS

    The Company is subject to regulation in countries in which it does business. The Company believes that an adverse determination as to the permissibility of the Company's services under the laws and regulations of any such country would not have a material adverse long-term effect on its business.

(19) RELATED PARTY TRANSACTIONS

    On June 3, 1998, the Company entered into a Mutual Cooperation Agreement with Martin Varsavsky, then a greater than ten percent stockholder of the Company, and Jazz Telecom S.A. pursuant to which Mr. Varsavsky agreed to lock-up his Viatel shares for a specified period, and the Company agreed to release any past claims which the Company had against either Jazz Telecom S.A. and Mr Varsavsky in exchange for their respective release of any claims against the Company. On November 13, 1998, Mr. Varsavsky entered into an additional lock-up agreement with the Company pursuant to which Mr. Varsavsky agreed that he would not sell, contract to sell, announce an intention to sell, pledge or otherwise dispose of his shares of the Company's common stock, either directly or indirectly, without the prior written consent of the Company until after August 12, 1999.

    During 1998 and 1999, the Company entered into agreements with Cignal Global Communications, Inc. ("Cignal"), pursuant to which the Company sold network transmission systems. Consideration received was in the form of 650,000 and 350,000 shares of Cignal's common stock, respectively. The Company recognized $3.25 million and $1.75 million of revenue in 1998 and 1999, respectively, the fair value of the network transmission systems. The Company's Chairman and Chief Executive Officer is a director of Cignal.

    During 1999, the Company entered into agreements with Sonic Telecommunications International ("Sonic") pursuant to which the Company sold network transmission systems. Consideration received was in the form of notes receivable amounting to approximately $7.1 million at December 31, 1999. The Company recognized $6.7 million of revenue in 1999, which represents the fair value of the network transmission systems. The Company's Chairman and Chief Executive Officer is a director of Sonic.

                         VIATEL, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1998 AND 1999

(20) SUBSEQUENT EVENTS

    ACQUISITION

    On February 29, 2000, the Company acquired the entire issued and outstanding share capital of AT&T Corporation's U.K. subsidiary, AT&T Communications (UK) Limited ("AT&T UK"). The Company paid $125 million in cash for AT&T UK. As a result of the transaction, AT&T UK became a wholly-owned subsidiary of the Company. The transaction will be accounted for as a purchase.

    ISSUANCE OF CONVERTIBLE PREFERRED STOCK -- UNAUDITED

    On February 1, 2000, the Company executed a securities purchase agreement pursuant to which the Company agreed to issue, and certain investors identified therein committed to buy, $325 million in Series B Cumulative Convertible Preferred Stock for net proceeds to the Company of $307.1 million. The Series B preferred accrues interest at an annual rate of 7.50%, may be converted at the option of the holder at a conversion price of $46.25 per share and is mandatorily redeemable in 2015. As part of this financing, the Company also issued warrants to purchase 753,116 shares of common stock, 50% of which are exercisable for 5 years at a price of $75 per share, and 50% of which are exercisable for 7 1/2 years at a price of $100 per share. In addition, the Company issued warrants to purchase 7,532 shares of its Series C preferred stock (each share of which is convertible into 100 shares of the Company's common stock), 50% of which are exercisable for 5 years at a price of $7,500 per share and 50% of which are exercisable for 7 1/2 years at a price of $10,000 per share. The transaction closed on March 9, 2000, following receipt of Hart-Scott-Rodino Antitrust Improvements Act clearance.

    OFFERING OF TRUST CONVERTIBLE PREFERRED SECURITIES -- UNAUDITED

    On March 30, 2000, the Company announced its intention to raise approximately $350 million through an offering of trust convertible preferred securities issued by Viatel Financing Trust I, a Delaware trust and subsidiary of the Company. The transaction is expected to be completed in April 2000. The trust convertible preferred securities will be sold to investors in the United States pursuant to a private placement transaction.